Exhibit 99.6

CONSENT OF DIRECTOR NOMINEE

Fintech Ecosystem Development Corp. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

April 26, 2021

By:	/s/ Robin Meister
	Name:	Robin Meister